[BLANK ROME LLP LETTERHEAD]







PHONE:            215-569-5530
FAX:              215-832-5530
EMAIL:            STOKES@BLANKROME.COM


                                                              May 14, 2007


VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, DC 20549-4041

                  RE: CORNERSTONE PROGRESSIVE RETURN FUND (THE "FUND")
                      REGISTRATION STATEMENT ON FORM N-2 FILED PURSUANT TO THE SECURITIES ACT OF 1933 AND
                      THE INVESTMENT COMPANY ACT OF 1940

Ladies and Gentlemen:

      On behalf of our client, the Fund, transmitted herewith is a copy of the Registration Statement on Form N-2, including exhibits, for filing under the Securities Act of 1933 and the Investment Company Act of 1940.

      The filing fee for this Registration Statement has been transmitted to you.

      Should you have any questions or comments regarding the above, please phone me at (215) 569-5530 or Thomas R. Westle at (212) 885-5239.

                                                              Very truly yours,

                                                              /s/ Mary Stokes
                                                              ---------------
                                                              MARY STOKES

MS/je